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                                                                   Exhibit 10(v)

                       RETIREMENT PLAN FOR DIRECTORS OF
                              H.B. FULLER COMPANY
                                 1994 REVISION

                        First Declaration of Amendment
                        ------------------------------

Pursuant to Section 9 of the Retirement Plan for Directors of H.B. Fuller Company--1994 Revision, the Company hereby amends the Plan as follows:

     1. Section 4 is amended by adding the following additional sentences at the end thereof, to read as follows:

      "Notwithstanding the foregoing, but subject to the limitations of Section 11, a Director may elect to receive 90% of the present value of the benefit payable to the Director under this Section 4 in a lump sum. The lump sum will be paid on the date the installment payments described in this section would otherwise begin, and it will be in lieu of any other benefit payments to the Director and his or her Beneficiary. Such an election shall be made in writing delivered to the Administrator at least 30 days prior to the date the Director's installment payments would otherwise begin, and it will be irrevocable when received by the Administrator. The present value of a Director's installment payments will be determined by discounting the payments at a rate equal to the average interest rate on 30-year U.S. Treasury obligations as of the last day of the second month preceding the month in which the lump sum payment is made."

     2. Section 5(e) of the Plan is amended in its entirety, to read as follows:

     "(e) Present Value The present value of installment payments will be
          -------------
          determined by discounting the payments at a rate equal to the average interest rate on 30-year U.S. Treasury obligations as of the last day of the second month preceding the month in which the lump sum payment is made."

     3.   A new Section 13 is added to the Plan, to read as follows:

     "13. CHANGE IN CONTROL
          -----------------

          (a)     Special Provisions. Notwithstanding anything in this Plan to
                  ------------------
                  the contrary, the following provisions will apply upon and after the occurrence of a Change in Control:

                  (i) Each Director will be deemed to have completed 10 Years of Service or, if greater, the Years of Service actually completed by the Director.

                  (ii) Each Director will be deemed to have attained age 60 or, if greater, the age actually attained by the Director.

                  (iii) The Plan may not be amended in a manner that would reduce, impair, or otherwise adversely affect a Director's right to receive any benefit under the Plan, and the Plan may not be terminated with respect to any Director, without the Director's written consent. In addition, any amendment to or termination of the Plan that reduces, impairs, or otherwise adversely affects a Director's right to receive any benefit which is adopted or effected, without the Director's written consent, during the 12 consecutive month period immediately preceding the occurrence of a Change in Control shall be null and void from the date of its adoption.

          (b)     Limitation; Make Whole Payment.
                  ------------------------------

                  (i) If any payments or other benefits due to a Director under this Plan and/or under any other plan or program of the Company would be subject to the tax (the `Excise Tax') imposed by section 4999 of the Code, and if the amount of the Director's `parachute

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                           payments' (as defined in section 280G(b)(2) of the
                           Code) with respect to such Change in Control does not exceed 330% of the Director's `base amount' (as defined in section 280G(b)(3) of the Code), then such payments or other benefits shall be adjusted until the amount of the parachute payments equals 299% of such base amount. The adjustments shall be made in such manner, and to such payments or other benefits, as the Director and the Company shall mutually agree.

                  (ii)                            If any payments or other
                           benefits due to the Director under this Plan and/or under any other plan or program of the Company would be subject to the Excise Tax, and if the amount of the Director's parachute payments (as defined in subparagraph (i)) exceeds 330% of the Director's base amount (as defined in subparagraph (i)), the Company shall pay to the Director an additional amount (the `Make Whole Payment') so that the net amounts retained by the Director, after the deduction of the Excise Tax and any federal, state, local, and foreign income taxes and Excise Taxes imposed upon the Make Whole Payment, shall be equal to the payments and other benefits the Director would have received in the absence of the Excise Tax. The Make Whole Payment shall be paid to the Director at least 30 days prior to the date on which the Excise Tax is payable by the Director.

                  (iii)                           For purposes of determining
                           the amount of the Make Whole Payment, the Director shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year(s) in which the Make Whole Payment is to be made and state, local and foreign income taxes at the highest marginal rates of taxation in the state and locality or foreign jurisdiction of the Director's residence, net of the reduction in federal income taxes which could be obtained from any deduction or credit attributable to the state, local or foreign taxes. If, after a Make Whole Payment has been made, the Excise Tax is determined to be less than the Make Whole Payment, the Director shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Make Whole Payment attributable to such reduction, plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. If, after a Make Whole Payment has been made, the Excise Tax is determined to exceed the amount of the Make Whole Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Make Whole Payment), the Company shall make an additional Make Whole Payment in respect of such excess, plus interest on the amount of such payment at the rate provided in section 1274(b)(2)(B) of the Code, at the time that the amount of such excess is finally determined.

          (c)     Definitions.  For the purposes of this section:
                  -----------

                  (i) A `Change in Control' shall be deemed to have occurred upon any of the following events:

                           (A) a change in the control of the Company of a nature that would be required to be reported in accordance with Regulation 14A promulgated under the Securities Exchange Act of 1934 (the `Exchange Act'), whether or not the Company is then subject to such reporting requirement;

                           (B) a public announcement (which, for purposes hereof, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) that any individual, corporation, partnership, association, trust or other entity becomes the `beneficial owner' (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the Voting Power of the Company then outstanding;

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                           (C)     the individuals who, as of the effective date
                                   of this Section 13, are members of the Board of Directors of the Company (the `Incumbent Board') cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company's shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board);

                           (D) the approval of the shareholders of the Company of: (1) any consolidation, merger, or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least 60% of the Incumbent Board and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 60% of the Voting Power of the Company then outstanding or the combined voting power of the surviving entity's then outstanding voting securities;
                                   (2) any sale, lease, exchange or other
                                   transfer in one transaction or series of related transactions of substantially all of the assets of the Company; or (3) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company; or

                           (E) a determination by a majority of the members of the Incumbent Board, in their sole and absolute discretion, that there has been a Change in Control of the Company.

                 (ii) `Voting Power,' when used with reference to the Company, shall mean the voting power of all classes and series of capital stock of the Company now or hereafter authorized other than the voting power of any of the shares of Series A preferred stock outstanding as of the effective date of this Section 13.

                 (iii) `Code' means the Internal Revenue Code of 1986, as amended."

This amendment shall be effective as of the date of this instrument, and it shall apply to all eligible Directors whose benefit payments had not commenced on that date.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed this
10/th/ day of February          , 1999.
------        -----------------

                                               H.B. FULLER COMPANY


                                               /s/ Albert P.L. Stroucken
                                               --------------------------
                                               Chief  Executive Officer


                                               /s/ Norbert R. Berg
                                               -------------------------
                                               Chairman Compensation Committee


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